Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Nos.(333-135723, 333-150553 and 333-157102) on Form S-8 of VIASPACE Inc. (the “Company”) of our report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, dated March 30, 2011 relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of VIASPACE Inc. for the year ended December 31, 2010.

/s/ Goldman Kurland Mohidin LLP

Goldman Kurland Mohidin LLP
Encino, California
March 30, 2011